Exhibit 99.1

News	General Motors	GM Communications
For Release: August 1, 2008	Corporation	Detroit, Mich., USA
7:00 a.m. Eastern Daylight Time		media.gm.com
GM Reports Preliminary Second Quarter Financial Results
•	Adjusted net loss of $6.3 billion, reported net loss of $15.5 billion

•	Results impacted by $9.1 billion of predominantly non-cash special items

•	Sales records set in three of four regions

•	Q2 liquidity position of $21 billion, plus credit lines of additional $5 billion

	Second Quarter
	2008	2007*	O/(U) 2007
Revenue (bils.):	$38.2	$46.7	$(8.5)
Adjusted automotive earnings before tax (bils.):	$(4.0)	$1.0	$(5.0)
Reported automotive earnings before tax (bils.):	$(9.1)	$0.8	$(9.9)
Adjusted net income (bils.):	$(6.3)	$1.3	$(7.6)
Reported net income (bils.):	$(15.5)	$0.8	$(16.3)
Reported earnings per share (diluted):	$(27.33)	$1.37	$(28.70)
Adjusted operating cash flow (bils):	$(3.6)	$1.1	$(4.7)

*	2007 figures reflect continuing operations
DETROIT - General Motors (NYSE: GM) today announced its financial results for the second quarter of 2008, which include significant charges and special items. The reported net loss was $15.5 billion or $27.33 per share for the second quarter, including these charges and special items, compared with net income from continuing operations of $784 million or $1.37 per share in the second quarter of 2007. On an adjusted basis, GM posted a net loss of $6.3 billion or $11.21 per share, compared with net income from continuing operations of $1.3 billion or $2.29 per share in the same period last year.
GM previously announced that it anticipated a significant second quarter loss, driven in large part by costs associated with the American Axle and local U.S. strikes, and charges related to the successful U.S. hourly attrition program, actions to reduce North American truck capacity, Delphi and other matters. The operating and liquidity actions announced on July 15 contemplated weak second quarter results and a continued unfavorable U.S. environment. The company has outlined a strong cadence of product, powertrain, capacity and liquidity actions over the past 60 days, to realign the business with current U.S. economic and auto market conditions, and position the company for profitable global growth.
Some of those actions include cessation of production at four truck plants, shift reductions at two truck plants, the addition of shifts at two car plants, announcement of the new Chevrolet global small car program and next generation Chevrolet Aveo compact car, introduction of a high-efficiency 4-cylinder engine for U.S. application, salaried headcount reductions and compensation actions, deferral of certain payments to the UAW VEBA, suspension of the dividend on common stock, reductions in sales and marketing budgets, the strategic review of the Hummer brand and production funding approval for the Chevrolet Volt extended range electric vehicle.

“As our recent product, capacity and liquidity actions clearly demonstrate, we are reacting rapidly to the challenges facing the U.S. economy and auto market, and we continue to take the aggressive steps necessary to transform our U.S. operations,” said GM Chairman and CEO Rick Wagoner. “We have the right plan for GM, driven by great products, building strong brands, fuel-economy technology leadership and taking full advantage of global growth opportunities.”
GM’s second quarter results were primarily driven by several factors: significant losses in GM North America (GMNA) due to continuing U.S. industry volume declines and shifts in vehicle mix, the long strike at American Axle and large lease-related charges; a number of special charges associated with GM’s ongoing restructuring actions; continued losses at GMAC Financial Services (GMAC) and updated estimates regarding recoveries and expectations of assumed benefit obligations in the Delphi bankruptcy.
GM recorded $9.1 billion of special items, predominantly non-cash in nature for the current quarter or near-term periods, which include:
•	$3.3 billion relating to the 2008 GMNA hourly special attrition program

•	$2.8 billion adjustment to the Delphi reserve

•	$1.1 billion GMNA restructuring and capacity related costs

•	$1.3 billion impairment of GM’s equity interest in GMAC

•	$340 million Canadian Auto Workers contract-related accounting charges

•	$197 million related to settlement of the strike at American Axle
Details on these and all other special items are in the financial highlights section of this release.
In addition, the GMNA adjusted net income results reflect a $1.6 billion charge related to lower residual values for off-lease vehicles. The total impact of declining residual values in GM’s second quarter earnings was $2.0 billion, including impairments of lease assets at both GMAC and GM.
Revenue for the second quarter was $38.2 billion, down from $46.7 billion in the year-ago quarter, which is more than accounted for by the decline in GMNA revenues. Combined revenues for the GM Europe (GME), GM Asia Pacific (GMAP) and GM Latin America, Africa and Middle East (GMLAAM) regions were $20.8 billion, up $1.7 billion over the same period 2007.
GM reports its automotive operations and regional results on an earnings-before-tax basis, with taxes reported on a total corporate basis.
GM Automotive Operations
The second quarter adjusted automotive loss of $4.0 billion ($9.1 billion reported) reflects the losses in GMNA driven largely by volume declines including the impact of the American Axle and local strikes as well as adjustments to lease vehicle residual reserves. In addition, GMAP results were negatively impacted by adjustments relating to hedge accounting. The losses were partially offset by exceptionally strong performance in the GMLAAM region and continued profitability in GME. The loss compares with adjusted automotive earnings from continuing operations of $1 billion in the second quarter of 2007 (reported earnings of $803 million).

GM sold 2.29 million vehicles worldwide in the second quarter, down 5 percent year over year. Sales in GMNA were down 20 percent, or 236,000 units versus the year-ago period, while sales outside of North America grew by 10 percent or 116,000 units. A record 65 percent of GM unit sales for the second quarter were outside the United States. Global market share was 12.3 percent, down 0.9 percent due to weakness in North America.
GMNA

	Second Quarter
	2008		2007		‘08 O/(U) ‘07
Revenue (bils.)	$19.8		$29.7		$(9.9)
Adjusted Earnings Before Tax	$(4.4	) bil.	$92	mil.	$(4.5	) bil.
Reported Earnings Before Tax	$(9.3	) bil.	$(88	) mil.	$(9.2	) bil.
GM Market Share	20.2%		22.7%		(2.5	) p.p.
GMNA revenue for the second quarter was $19.8 billion, down from $29.7 billion in the year-ago period. The decline was largely attributable to a markedly weaker U.S. auto market and lost production due to the work stoppage at American Axle, and at several GM facilities in May and June. Although volume overall was down 20 percent, some of GM’s most recently launched cars and crossovers continue to sell especially well, including the Chevrolet Malibu and Cadillac CTS, up 113 percent and 33 percent, respectively, over the year-ago period.
GMNA adjusted results reflect significantly lower volume resulting from overall industry deterioration, continued dealer stock reductions, the negative impact of industry segment shifts, model/option mix and an increase to lease vehicle residual reserves related to declining residual values. The results also reflect favorable structural and net material cost performance and pension/OPEB/manufacturing savings.
GME

	Second Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (bils.)	$10.6	$9.5	$1.1
Adjusted Earnings Before Tax (mils.)	$99	$345	$(246)
Reported Earnings Before Tax (mils.)	$20	$315	$(295)
GM Market Share	9.4%	9.4%	0	p.p
GME achieved record second-quarter sales of 590,000 units, driven by 48 percent sales growth in Russia and exceptional performance of the Chevrolet brand, which saw a 19 percent increase in sales to 137,000 units and record market share of 2.2 percent in the second quarter. Material and structural cost performance improved during the quarter. However, unfavorable exchange rates and an economic slowdown in key markets including Spain, Italy and the U.K. had a significant impact on earnings.
GMLAAM

	Second Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (bils.)	$5.1	$4.3	$.8
Adjusted Earnings Before Tax (mils.)	$445	$296	$149
Reported Earnings Before Tax (mils.)	$445	$296	$149
GM Market Share	17.5%	16.8%	0.7	p.p.

Improved mix, net pricing and material cost performance along with strong sales performance in key markets helped GMLAAM to improve its year-over-year earnings before tax by over 50 percent, to $445 million. Volume for the region was up nearly 18 percent over 2007, and quarterly sales records were set in Brazil, Chile, Egypt and North Africa.
GMAP

	Second Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (bils.)	$5.2	$5.3	$(.1)
Adjusted Earnings Before Tax (mils.)	$(65)	$294	$(359)
Reported Earnings Before Tax (mils.)	$(163)	$280	$(443)
GM Market Share	7%	6.7%	0.3	p.p.
The second quarter earnings for GMAP reflect a $285 million pretax accounting charge related to adjusting prior FAS133 hedge accounting, partially offset by gains in India and Thailand, and improved operating performance at Australia’s Holden.
GMAC
On a standalone basis, GMAC reported a net loss of $2.5 billion for the second quarter 2008. Affecting results were continuing large losses at Residential Capital, LLC (ResCap) related to asset sales, valuation adjustments and loan loss provisions, as well as a $716 million pre-tax impairment of lease assets in the automotive finance business as a result of lower used vehicle prices, particularly for SUVs. These items were partially offset by profitable results in the insurance and international auto finance businesses. GM reported an adjusted loss of $1.2 billion for the quarter attributable to GMAC, as a result of its 49 percent equity interest.
Following a first quarter impairment against its investment in GMAC, GM conducted further analysis in the second quarter to determine if additional impairments were required based on current fair value estimates. Factors considered include continued deterioration in the mortgage and consumer credit markets and a more challenging North American automotive financing environment. As a result, GM recorded impairment charges totaling $1.3 billion against its common and preferred equity interests in GMAC.
Cash and Liquidity
Reflecting the non-cash nature of many of the charges recorded in GM’s reported second-quarter results, cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $21.0 billion on June 30, 2008, down from $23.9 billion on March 31, 2008. The change in liquidity reflects negative adjusted operating cash flow of $3.6 billion in the second quarter 2008, driven primarily by weaker results in GMNA. As of June 30, including undrawn, committed U.S. credit facilities of approximately $5 billion, GM has access to approximately $26 billion in liquidity. In July, GM provided notice to draw $1 billion under its secured revolving loan facility.
As announced on July 15, GM is taking operating and related actions to improve cash flow by approximately $10 billion through the end of 2009. In addition, the company has outlined plans to raise approximately $5 billion through capital markets activities and asset sales (See related news release). GM is confident that these initiatives, along with its current cash position and $4-5 billion of committed U.S. credit lines, will provide the company with ample liquidity to meet its operational needs through 2009.

Results for the second quarter of 2008 are preliminary and may be revised prior to the filing of GM’s quarterly Form 10-Q in August.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward Looking Statements
In these and following presentations and in related comments by General Motors management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “project,” “outlook,” “targets,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.
Among other items, such factors include: our ability to realize production efficiencies, to reduce costs and implement capital expenditures at levels and times planned by management; market acceptance of our products; shortages of and price increases for fuel; declines in the residual values of used and off-lease vehicles; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; the final results of investigations and inquiries by the SEC; court approval of the settlement agreement with the UAW and UAW retirees related to the 2007 national agreement; negotiations and bankruptcy court actions with respect to obligations owed to us by Delphi Corporation, a key supplier; possible downgrades for GMAC or ResCap by rating agencies; developments in the residential mortgage market, especially the nonprime sector; and changes in general economic conditions such as price increases or shortages of fuel, steel, or other raw materials.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and current reports on Form 8-K (which are incorporated by reference) provide additional information about these factors, which we may revise or supplement in future reports to the SEC on Form 10-Q or 8-K.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release, the accompanying tables and the charts for securities analysts include the following financial measures, which are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP): (1) adjusted net income; (2) adjusted earnings before tax; (3) managerial cash flow; and (4) GM North America vehicle revenue per unit. Each of these financial measures excludes the effect of certain items and therefore are considered non-GAAP financial measures. This press release and the charts for securities analysts also contain a reconciliation of each presented non-GAAP financial measure to its most comparable GAAP financial measure.
     Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM’s operating results because they exclude amounts that GM management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. In addition, GM has historically reported similar non-GAAP financial measures and believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income and adjusted earnings before tax for forecasting purposes and in determining our future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition programs and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
Adjusted Net Income and Adjusted Earnings Before Tax
     Adjusted net income excludes charges for certain tax related items, gains and losses on the sale of business units and business interests, charges associated with accounting changes, restructuring, plant closure and impairment charges, charges associated with Delphi Corporation (Delphi) and special attrition program charges.
     Adjusted earnings before tax begins with adjusted net income and is adjusted to remove any remaining tax expense or benefit.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
The following is a discussion of each adjustment to net income or loss determined in accordance with GAAP to arrive at adjusted net income and adjusted earnings before tax, as applicable:
•	Tax charges. Charges associated with establishing valuation allowances on GM’s deferred tax assets are excluded from adjusted net income. In addition, other tax related items may be periodically excluded from adjusted net income as these charges are incurred and specifically identified in that period. Management believes the exclusion of these tax charges from adjusted net income is useful because management does not consider these charges part of GM’s core earnings in evaluating the performance of the business and excludes these costs when evaluating the performance of the Corporation, its business units and its management team and when making decisions to allocate resources among GM’s business units.
•	Gains and losses on the sale of business units and business interests. The gains and losses on the sale of business units and business interests are excluded from adjusted net income and adjusted earnings before tax. While GM is involved in sales of its business units and business interests from time to time and may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the gains and losses associated with these events when it evaluates the Corporation’s operations and for internal reporting and forecasting purposes and for allocation of additional resources.
•	Changes in accounting. Our non-GAAP financial measures exclude charges associated with changes in accounting. Management believes the exclusion of changes in accounting from adjusted net income and adjusted earnings before tax is useful because management does not consider these non-recurring charges part of GM’s core earnings. Accordingly, management excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Restructuring, plant closure charges and impairments. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs, lease abandonment costs, product specific asset impairments, any subsequent changes in estimates related to exit activities and goodwill and other asset impairment charges. Management believes the exclusion of restructuring and impairment charges from adjusted net income and adjusted earnings before tax is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in determining the allocation of resources, such as capital investments, among the Corporation’s business units and as part of its forecasting and budgeting.
•	Delphi charges. Our non-GAAP financial measures exclude the estimated charges associated with the benefit guarantees and comprehensive settlement agreements entered into with Delphi in connection with the restructuring of Delphi’s operations. Management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charges associated with: (1) the 2008 special attrition program agreements between GM and the International Union, United Automobile, Aerospace and Agricultural Workers of America (UAW) and GM and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers (IUE) (collectively, 2008 Special Attrition Programs); and (2) the 2006 special attrition program agreement among GM, the UAW and Delphi (2006 Special Attrition Program). Management believes it is useful in evaluating the performance of GM, its management teams and its business units during a particular time period to exclude charges associated with special attrition programs. Accordingly, management does not consider these costs as part of its core earnings, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
GM North America Vehicle Revenue per Unit
     GM’s charts for securities analysts also include the use of a non-GAAP measure of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it provides valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicle sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as fees on the GM credit card. Also, while they are not treated as sales under GAAP reporting because of GM’s repurchase obligations, management includes sales to daily car rental companies in revenue per vehicle.
Change in Presentation
     Prior period results have been reclassified for the retroactive effect of discontinued operations. Certain reclassifications have been made to the comparative 2007 financial information to conform to the current period presentation.

General Motors Corporation
List of Special Items
2008
(Dollars in millions except per share amounts)
(Unaudited)

	Second Quarter 2008		Year to Date 2008
	Earnings	EPS	Earnings	EPS
REPORTED
Net Loss – Basic and Diluted *	$(15,471)	$(27.33)	$(18,722)	$(33.07)

ADJUSTMENTS
Pre-Tax Adjustments:
Restructuring and 2008 Special Attrition Programs (A)	$4,551		$4,875
Delphi (B)	2,753		3,484
Impairment charges related to investment in GMAC LLC (C)	1,334		2,786
Canadian Auto Workers labor contract (D)	340		340
American Axle (E)	197		197
Gain on sale of investment (F)	(50)		(50)

	9,125		11,632

Tax related:
Valuation allowance on net deferred tax assets (G)	—		394

Total Adjustments	$9,125	$16.12	$12,026	$21.24

ADJUSTED
Adjusted Loss – Basic and Diluted *	$(6,346)	$(11.21)	$(6,696)	$(11.83)

*	See average shares outstanding on page 14.

General Motors Corporation
List of Special Items
2008
(Unaudited)
(A)	Relates to various restructuring initiatives and the 2008 Special Attrition Programs. Charges recorded by region are as follows:

GMNA: Second quarter charges of $3.3 billion were recorded for the 2008 Special Attrition Programs, including: (1) a $2.4 billion curtailment loss on the U.S. hourly pension plan due to a reduction in the expected aggregate years of future service as a result of employees accepting the voluntary program; (2) $633 million for special termination benefits and retirement incentive payments paid from the overfunded U.S. hourly pension plan; and (3) $312 million for cash payments to separating employees or those taking preretirement leave. We have recorded year to date charges of $3.5 billion for preretirement and retirement pension and benefit incentives and cash buyouts for employees leaving under the 2008 Special Attrition Programs.

During the second quarter, we also recorded charges of $1.1 billion for additional wage and benefit costs related to the recently announced capacity actions and plant idlings in the U.S. and Canada.

GME: Second quarter charges of $79 million and year to date charges of $202 million were recognized for separation programs, primarily in Belgium, France, Germany and Sweden.

GMAP: Second quarter and year to date charges of $98 million were recorded for the closure of the Family II engine plant at GM Holden, Ltd. (GM Holden), which was announced in June 2008.
(B)	Second quarter charges of $2.8 billion and year to date charges of $3.5 billion were recorded for increased liabilities under our Delphi Benefit Guarantee Agreements, primarily due to expectations of increased obligations and updated estimates reflecting the nature, value and timing of our recoveries upon Delphi’s emergence from bankruptcy.
(C)	Second quarter charges of $1.3 billion and year to date charges of $2.8 billion to record impairments of our investment in Common and Preferred Membership Interests of GMAC LLC.
(D)	Relates to a change in the estimate of the amortization period for pension prior service costs related to our hourly defined benefit pension plan in Canada. In conjunction with our 2008 Canadian Auto Workers (CAW) labor agreement, we determined that the three year contractual life of the labor agreement is a better reflection of the period of future economic benefit received from pension plan amendments for our collectively bargained hourly pension plans. We recorded a second quarter charge of $340 million for additional pension expense related to the unamortized prior service costs from prior CAW labor contracts.
(E)	Relates to our agreement to provide upfront support to American Axle to end the work stoppage that affected approximately 30 GM plants in North America. Our support partially funds American Axle’s costs associated with UAW employee buyouts, early retirements and buydowns.
(F)	Relates to a second quarter gain of $50 million on the sale of our common equity interest in Electro-Motive Diesel, Inc.
(G)	Relates to a first quarter net charge for a valuation allowance on GM’s net deferred tax assets in Spain and the United Kingdom.

General Motors Corporation
List of Special Items
2007
(Dollars in millions except per share amounts)
(Unaudited)

	Second Quarter 2007		Year to Date 2007
	Earnings	EPS	Earnings	EPS
REPORTED
Income from continuing operations	$784	$1.38	$742	$1.31
Income from discontinued operations	107	0.19	211	0.37

Net Income – Basic *	$891	$1.57	$953	$1.68

Net Income – Diluted *		$1.56		$1.67

ADJUSTMENTS
Pre-Tax Adjustments:
Delphi (A)	$575		$575
Restructuring/Special attrition program (B)	130		208
Product specific asset impairments (C)	100		108
Plant closures (D)	(6)		(47)

	799		844

Tax Related Adjustments:
Income tax impact of pre-tax adjustments	(279)		(292)

Total Adjustments – Continuing Operations	$520	$0.92	$552	$0.98

ADJUSTED
Income from continuing operations	$1,304	$2.30	$1,294	$2.29
Income from discontinued operations	107	0.19	211	0.37

Adjusted Income – Basic *	$1,411	$2.49	$1,505	$2.66

Adjusted Income – Diluted *		$2.48		$2.64

*	See average shares outstanding on page 14.

General Motors Corporation
List of Special Items
2007
(Unaudited)
(A)	GM, Delphi and the UAW entered into a Memorandum of Understanding (MOU) in June 2007. During the second quarter of 2007, GM recorded a charge of $575 million to increase our estimated liability under our Delphi Benefit Guarantee Agreements and to establish liabilities for certain commitments in connection with the Delphi reorganization plan outlined in the MOU.
(B)	Relates to various restructuring initiatives and the 2006 Special Attrition Program. Charges recorded by region are as follows:

GMNA: Second quarter charges of $97 million and year to date net adjustments of $95 million were recorded for our plant closing reserves. Also includes first quarter curtailment gains of $14 million and second quarter and year to date favorable adjustments of $6 million and $10 million, respectively, under the 2006 Special Attrition Program.

GME: Second quarter charges of $30 million and year to date charges of $87 million were recorded for separation programs, primarily in Germany and Sweden.

GMAP: Second quarter charges of $9 million and year to date charges of $50 million were recorded for voluntary separation programs at one of GM Holden’s Australian facilities as a result of increased plant efficiency.
(C)	Relates to second quarter charges of $100 million and year to date charges of $108 million for product specific asset impairments. Charges recorded by region are as follows:

GMNA: Charges of $95 million were recognized during the second quarter for product specific asset impairments.

GMAP: Second quarter charges of $5 million and year to date charges of $13 million for product specific asset impairments at GM Holden, which were triggered by reductions in the production forecast.
(D)	Relates to a first quarter curtailment gain of $38 million and year to date favorable reserve adjustments of $9 million at GMNA related to the closure of two former component plants.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
REPORTED
Total net sales and revenue	$38,156	$46,677	$80,645	$89,904
Income (loss) from continuing operations	$(15,471)	$784	$(18,722)	$742
Income from discontinued operations	$—	$107	$—	$211
Net income (loss)	$(15,471)	$891	$(18,722)	$953
Net margin from continuing operations *	(40.7)%	1.7%	(23.2)%	0.8%

Earnings (loss) per share – basic
Continuing operations	$(27.33)	$1.38	$(33.07)	$1.31
Income from discontinued operations	—	0.19	—	0.37

Net income (loss)	$(27.33)	$1.57	$(33.07)	$1.68

Earnings (loss) per share – diluted
Continuing operations	$(27.33)	$1.37	$(33.07)	$1.30
Income from discontinued operations	—	0.19	—	0.37

Net income (loss)	$(27.33)	$1.56	$(33.07)	$1.67

ADJUSTED
Total net sales and revenue	$38,156	$46,677	$80,645	$89,904
Income (loss) from continuing operations	$(6,346)	$1,304	$(6,696)	$1,294
Income from discontinued operations	$—	$107	$—	$211
Net income (loss)	$(6,346)	$1,411	$(6,696)	$1,505
Net margin from continuing operations *	(16.7)%	2.8%	(8.3)%	1.4%

Earnings (loss) per share – basic
Income (loss) from continuing operations	$(11.21)	$2.30	$(11.83)	$2.29
Income from discontinued operations	—	0.19	—	0.37

Net income (loss)	$(11.21)	$2.49	$(11.83)	$2.66

Earnings (loss) per share – diluted
Income (loss) from continuing operations	$(11.21)	$2.29	$(11.83)	$2.27
Income from discontinued operations	—	0.19	—	0.37

Net income (loss)	$(11.21)	$2.48	$(11.83)	$2.64

See reconciliation of adjusted financial results on pages 15 – 21.

*	Calculated as Income (loss) from continuing operations / Total net sales and revenue.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
	(Millions)
GM common stock average shares outstanding:
Reported (GAAP):
Basic shares	566	566	566	566
Diluted shares	566	569	566	569
Adjusted (Non-GAAP):
Basic shares	566	566	566	566
Diluted shares	566	569	566	569

Cash dividends per share of common stock	$0.25	$0.25	$0.50	$0.50

	(Billions)
Automotive cash & marketable securities and readily-available assets in VEBA at June 30:
Automotive cash & marketable securities	$20.5	$23.6
Readily–available assets in VEBA	0.5	3.6

Total automotive cash & marketable securities and readily-available assets in VEBA	$21.0	$27.2

	(Millions)
Automotive Operations:
Depreciation and impairment	$1,179	$1,219	$2,405	$2,464
Amortization and impairment of special tools	827	850	1,599	1,570
Amortization of intangible assets	20	18	40	35

Total	$2,026	$2,087	$4,044	$4,069

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Second Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$19,820	$29,663	$—	$—	$19,820	$29,663
GME	10,579	9,512	—	—	10,579	9,512
GMLAAM	5,109	4,333	—	—	5,109	4,333
GMAP	5,158	5,287	—	—	5,158	5,287
Auto Elimination (a)	(2,993)	(3,012)	—	—	(2,993)	(3,012)

Total GMA	37,673	45,783	—	—	37,673	45,783
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	37,673	45,783	—	—	37,673	45,783

GMAC	—	—	—	—	—	—
Other Financing	483	894	—	—	483	894

Total Financing	483	894	—	—	483	894

Total	$38,156	$46,677	$—	$—	$38,156	$46,677

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(9,334)	$(98)	$4,911	$180	$(4,423)	$82
GME	12	312	79	30	91	342
GMLAAM	442	295	—	—	442	295
GMAP	(359)	282	98	14	(261)	296
Auto Elimination (a)	(14)	(1)	—	—	(14)	(1)

Total GMA	(9,253)	790	5,088	224	(4,165)	1,014
Corporate & Other (a)	(3,499)	(579)	2,703	575	(796)	(4)

Total Auto & Other	(12,752)	211	7,791	799	(4,961)	1,010

GMAC	(2,551)	154	1,334	—	(1,217)	154
Other Financing (a)	(55)	86	—	—	(55)	86

Total Financing	(2,606)	240	1,334	—	(1,272)	240

Total	$(15,358)	$451	$9,125	$799	$(6,233)	$1,250

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Second Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(6)	$27	$—	$—	$(6)	$27
GME	21	12	—	—	21	12
GMLAAM	9	8	—	—	9	8
GMAP	104	122	—	—	104	122
Auto Elimination	—	1	—	—	—	1

Total GMA	128	170	—	—	128	170
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	128	170	—	—	128	170

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$128	$170	$—	$—	$128	$170

Minority interests, net of tax:
GMNA	$(6)	$(17)	$—	$—	$(6)	$(17)
GME	(13)	(9)	—	—	(13)	(9)
GMLAAM	(6)	(7)	—	—	(6)	(7)
GMAP	92	(124)	—	—	92	(124)
Auto Elimination	—	—	—	—	—	—

Total GMA	67	(157)	—	—	67	(157)
Corporate & Other	(1)	—	—	—	(1)	—

Total Auto & Other	66	(157)	—	—	66	(157)

GMAC	—	—	—	—	—	—
Other Financing	1	—	—	—	1	—

Total Financing	1	—	—	—	1	—

Total	$67	$(157)	$—	$—	$67	$(157)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Second Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(9,346)	$(88)	$4,911	$180	$(4,435)	$92
GME	20	315	79	30	99	345
GMLAAM	445	296	—	—	445	296
GMAP	(163)	280	98	14	(65)	294
Auto Elimination (a)	(14)	—	—	—	(14)	—

Total GMA	(9,058)	803	5,088	224	(3,970)	1,027
Corporate & Other (a)	(3,500)	(579)	2,703	575	(797)	(4)

Total Auto & Other	(12,558)	224	7,791	799	(4,767)	1,023

GMAC	(2,551)	154	1,334	—	(1,217)	154
Other Financing (a)	(54)	86	—	—	(54)	86

Total Financing	(2,605)	240	1,334	—	(1,271)	240

Total	$(15,163)	$464	$9,125	$799	$(6,038)	$1,263

Income tax expense (benefit):
Corporate & Other	$1,045	$(364)	$—	$279	$1,045	$(85)
Other Financing (a)	(737)	44	—	—	(737)	44

Total	$308	$(320)	$—	$279	$308	$(41)

See footnotes on page 23.

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$44,363	$57,720	$—	$—	$44,363	$57,720
GME	20,488	17,983	—	—	20,488	17,983
GMLAAM	9,872	7,910	—	—	9,872	7,910
GMAP	10,454	9,695	—	—	10,454	9,695
Auto Elimination (a)	(5,560)	(5,234)	—	—	(5,560)	(5,234)

Total GMA	79,617	88,074	—	—	79,617	88,074
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	79,617	88,074	—	—	79,617	88,074

GMAC	—	—	—	—	—	—
Other Financing	1,028	1,830	—	—	1,028	1,830

Total Financing	1,028	1,830	—	—	1,028	1,830

Total	$80,645	$89,904	$—	$—	$80,645	$89,904

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(10,129)	$(309)	$5,112	$119	$(5,017)	$(190)
GME	81	314	202	87	283	401
GMLAAM	960	550	—	—	960	550
GMAP	(157)	376	98	63	(59)	439
Auto Elimination (a)	(12)	(8)	—	—	(12)	(8)

Total GMA	(9,257)	923	5,412	269	(3,845)	1,192
Corporate & Other (a)	(4,528)	(789)	3,434	575	(1,094)	(214)

Total Auto & Other	(13,785)	134	8,846	844	(4,939)	978

GMAC	(4,279)	20	2,786	—	(1,493)	20
Other Financing (a)	49	140	—	—	49	140

Total Financing	(4,230)	160	2,786	—	(1,444)	160

Total	$(18,015)	$294	$11,632	$844	$(6,383)	$1,138

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(26)	$40	$—	$—	$(26)	$40
GME	34	20	—	—	34	20
GMLAAM	14	14	—	—	14	14
GMAP	238	249	—	—	238	249
Auto Elimination	—	1	—	—	—	1

Total GMA	260	324	—	—	260	324
Corporate & Other	—	2	—	—	—	2

Total Auto & Other	260	326	—	—	260	326

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$260	$326	$—	$—	$260	$326

Minority interests, net of tax:
GMNA	$(3)	$(27)	$—	$—	$(3)	$(27)
GME	(20)	(15)	—	—	(20)	(15)
GMLAAM	(12)	(14)	—	—	(12)	(14)
GMAP	42	(202)	—	—	42	(202)
Auto Elimination	—	—	—	—	—	—

Total GMA	7	(258)	—	—	7	(258)
Corporate & Other	(1)	(1)	—	—	(1)	(1)

Total Auto & Other	6	(259)	—	—	6	(259)

GMAC	—	—	—	—	—	—
Other Financing	(12)	—	—	—	(12)	—

Total Financing	(12)	—	—	—	(12)	—

Total	$(6)	$(259)	$—	$—	$(6)	$(259)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(10,158)	$(296)	$5,112	$119	$(5,046)	$(177)
GME	95	319	202	87	297	406
GMLAAM	962	550	—	—	962	550
GMAP	123	423	98	63	221	486
Auto Elimination (a)	(12)	(7)	—	—	(12)	(7)

Total GMA	(8,990)	989	5,412	269	(3,578)	1,258
Corporate & Other (a)	(4,529)	(788)	3,434	575	(1,095)	(213)

Total Auto & Other	(13,519)	201	8,846	844	(4,673)	1,045

GMAC	(4,279)	20	2,786	—	(1,493)	20
Other Financing (a)	37	140	—	—	37	140

Total Financing	(4,242)	160	2,786	—	(1,456)	160

Total	$(17,761)	$361	$11,632	$844	$(6,129)	$1,205

Income tax expense (benefit):
Corporate & Other	$1,690	$(431)	$(394)	$292	$1,296	$(139)
Other Financing (a)	(729)	50	—	—	(729)	50

Total	$961	$(381)	$(394)	$292	$567	$(89)

See footnotes on page 23.

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in billions)
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
Automotive & Other Adjusted Operating Cash Flow:
Total Auto & Other pre-tax earnings (loss)*	$(12.6)	$0.2	$(13.5)	$0.2
Depreciation and amortization	2.0	2.1	4.0	4.1
Capital expenditures	(2.2)	(1.7)	(4.1)	(2.9)
Change in receivables, payables and inventory	0.6	0.2	(1.5)	0.2
Pension/OPEB expense (net of payments)	2.7	(0.5)	2.0	(1.0)
VEBA	—	(1.0)	—	(1.0)
Accrued expenses and other	5.9	1.8	5.9	1.8

Total Auto & Other Adjusted Operating Cash Flow	$(3.6)	$1.1	$(7.2)	$1.4

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Operating Statistics
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
		(Units in thousands)
Worldwide Production Volume:
GMNA – Cars	382	402	742	801
GMNA – Trucks	452	740	977	1,404

Total GMNA	834	1,142	1,719	2,205
GME	495	464	988	975
GMLAAM	276	233	519	455
GMAP *	619	571	1,231	1,115

Total Worldwide **	2,224	2,410	4,457	4,750

Vehicle Unit Deliveries:
Chevrolet – Cars	206	218	388	405
Chevrolet – Trucks	278	376	577	737
Pontiac	80	96	153	175
GMC	93	131	197	241
Buick	33	47	71	90
Saturn	54	69	102	126
Cadillac	42	51	89	98
Other	13	26	28	51

Total United States	799	1,014	1,605	1,923
Canada, Mexico and Other	165	186	306	333

Total GMNA	964	1,200	1,911	2,256
GME	590	575	1,161	1,129
GMLAAM	346	294	670	564
GMAP *	387	338	798	726

Total Worldwide **	2,287	2,407	4,540	4,675

Market Share:
United States – Cars	17.1%	19.4%	18.0%	19.4%
United States – Trucks	24.3%	26.0%	24.6%	25.7%
Total United States	20.4%	22.8%	21.3%	22.8%
Total GMNA	20.2%	22.7%	20.9%	22.6%
Total GME	9.4%	9.4%	9.5%	9.5%
Total GMLAAM	17.5%	16.8%	17.5%	16.6%
Total GMAP *	7.0%	6.7%	7.0%	6.9%
Total Worldwide	12.3%	13.2%	12.4%	13.1%

U.S. Retail/Fleet Mix:
% Fleet Sales — Cars	23.9%	33.2%	28.5%	34.8%
% Fleet Sales — Trucks	23.0%	22.3%	22.4%	20.4%
Total Vehicles	23.4%	26.7%	25.0%	26.1%

GMNA Capacity Utilization ***	71.0%	94.9%	73.6%	91.5%

*	GMAP production and sales volume includes SAIC-GM Wuling Automobile Co. Ltd. (SGMW) joint venture vehicles. We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW sales in China as part of our global market share.

**	Total Worldwide may include rounding differences.

***	Two shift rated, annualized.

General Motors Corporation
Operating Statistics
(Unaudited)

	Second Quarter		Year to Date
	2008	2007	2008	2007
GMAC’s share of GM retail sales
Total consumer volume (retail and lease) as % of retail (North America only)	43%	45%	46%	45%
SmartLease/SmartBuy as % of retail (U.S. only)	14%	16%	17%	16%

	(Thousands)
Worldwide Employment at June 30:
United States – Hourly (b)	72	83
United States – Salaried (b)	32	33

Total United States	104	116
Canada, Mexico and Other	29	30

GMNA	133	146
GME	57	59
GMLAAM	36	33
GMAP	35	33
Other	2	3

Total GM	263	274

(Billions)
Worldwide Payroll	$4.2	$4.4	$8.5	$9.0
Footnotes:

(a)	Auto Eliminations, Corporate & Other and Other Financing include inter-company eliminations.

(b)	Includes approximately 2,000 hourly and 1,100 salary employees of Allison Transmission at June 30, 2007.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales and revenue
Automotive sales	$37,673	$45,783	$79,617	$88,074
Financial services and insurance revenue	483	894	1,028	1,830

Total net sales and revenue	38,156	46,677	80,645	89,904

Costs and expenses
Automotive cost of sales	43,546	41,666	81,698	80,395
Selling, general and administrative expense	3,754	3,293	7,453	6,604
Financial services and insurance expense	579	811	1,075	1,694
Other expenses	2,753	575	3,484	575

Total costs and expenses	50,632	46,345	93,710	89,268

Operating income (loss)	(12,476)	332	(13,065)	636
Equity in income (loss) of GMAC LLC	(1,930)	118	(3,542)	(65)
Automotive and other interest expense	(721)	(681)	(1,495)	(1,480)
Automotive interest income and other non-operating income (loss), net	(231)	682	87	1,203

Income (loss) from continuing operations before income taxes, equity income and minority interests	(15,358)	451	(18,015)	294
Income tax expense (benefit)	308	(320)	961	(381)
Equity income, net of tax	128	170	260	326
Minority interests, net of tax	67	(157)	(6)	(259)

Income (loss) from continuing operations	(15,471)	784	(18,722)	742
Income from discontinued operations, net of tax	—	107	—	211

Net income (loss)	$(15,471)	$891	$(18,722)	$953

Basic earnings (loss) per share:
Continuing operations	$(27.33)	$1.38	$(33.07)	$1.31
Discontinued operations	—	0.19	—	0.37

Total	$(27.33)	$1.57	$(33.07)	$1.68

Weighted average common shares outstanding, basic (millions)	566	566	566	566

Diluted earnings (loss) per share:
Continuing operations	$(27.33)	$1.37	$(33.07)	$1.30
Discontinued operations	—	0.19	—	0.37

Total	$(27.33)	$1.56	$(33.07)	$1.67

Weighted average common shares outstanding, diluted (millions)	566	569	566	569

Cash dividends per share	$0.25	$0.25	$0.50	$0.50

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007
ASSETS
Current Assets
Cash and cash equivalents	$19,356	$24,549	$22,040
Marketable securities	1,150	2,139	1,573

Total cash and marketable securities	20,506	26,688	23,613
Accounts and notes receivable, net	8,946	9,659	10,233
Inventories	17,744	14,939	15,073
Assets held for sale	—	—	683
Equipment on operating leases, net	4,669	5,283	5,889
Other current assets and deferred income taxes	3,576	3,566	12,471

Total current assets	55,441	60,135	67,962
Financing and Insurance Operations Assets
Cash and cash equivalents	198	268	258
Investments in securities	214	215	192
Equipment on operating leases, net	3,804	6,712	9,145
Equity in net assets of GMAC LLC	3,454	7,079	7,555
Other assets	2,807	2,715	2,819

Total Financing and Insurance Operations assets	10,477	16,989	19,969
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,367	1,919	2,000
Property, net	44,038	43,017	41,404
Goodwill and intangible assets, net	1,070	1,066	973
Deferred income taxes	1,014	2,116	32,449
Prepaid pension	17,991	20,175	18,305
Other assets	3,648	3,466	3,577

Total non-current assets	70,128	71,759	98,708

Total Assets	$136,046	$148,883	$186,639

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$30,097	$29,439	$30,742
Short-term borrowings and current portion of long-term debt	8,008	6,047	5,150
Liabilities related to assets held for sale	—	—	526
Accrued expenses	37,373	34,822	34,621

Total current liabilities	75,478	70,308	71,039
Financing and Insurance Operations Liabilities
Debt	2,753	4,908	7,133
Other liabilities and deferred income taxes	884	905	855

Total Financing and Insurance Operations liabilities	3,637	5,813	7,988
Non-Current Liabilities
Long-term debt	32,450	33,384	34,134
Postretirement benefits other than pensions	47,476	47,375	48,353
Pensions	11,774	11,381	11,654
Other liabilities and deferred income taxes	20,825	16,102	15,972

Total non-current liabilities	112,525	108,242	110,113

Total liabilities	191,640	184,363	189,140
Commitments and contingencies
Minority interests	1,376	1,614	1,268
Stockholders’ Deficit
Preferred stock, no par value, 6,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $1 2/3 par value (2,000,000,000 shares authorized, 756,637,541 and 566,162,598 shares issued and outstanding as of June 30, 2008, respectively, 756,637,541 and 566,059,249 shares issued and outstanding as of December 31, 2007, respectively, and 756,637,541 and 565,864,695 shares issued and outstanding as of June 30, 2007, respectively)	944	943	943
Capital surplus (principally additional paid-in capital)	15,335	15,319	15,255
Accumulated deficit	(58,470)	(39,392)	577
Accumulated other comprehensive loss	(14,779)	(13,964)	(20,544)

Total stockholders’ deficit	(56,970)	(37,094)	(3,769)

Total Liabilities, Minority Interests and Stockholders’ Deficit	$136,046	$148,883	$186,639